UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 27, 2007

TIX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24592 (Commission File Number)	95-4417467 (I.R.S. Employer Identification No.)

12001 Ventura Place, Suite 340
Studio City, California 91604
(Address of Principal Executive Offices)

(818) 761-1002
(Registrant’s Telephone Number)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Employment Agreement with Kimberly Simon

On September 27, 2007, Tix Corporation (the “Company”) entered into a written employment agreement with Kimberly Simon, an employee of ten years, who has been an integral participant in the Company’s growth and operations, pursuant to which Ms. Simon will continue to serve as the Company’s Chief Operating Officer.  The term of the employment agreement commenced on September 1, 2007 and will expire on September 1, 2010, unless sooner terminated in accordance with the employment agreement.

Under her employment agreement, Ms. Simon is entitled to an annual salary of $225,000, which will increase by 8% annually on each anniversary of the commencement date of the employment agreement.  Ms. Simon will be eligible for an annual bonus in the discretion of the Company’s board of directors.  In addition to her annual salary, the Company has agreed to provide Ms. Simon with an automobile and has agreed to provide her with health and long-term care insurance and personal tax consultation and preparation of tax returns, as well as certain other benefits.

Also on September 27, 2007, the Compensation Committee of the Company’s board of directors determined to grant Ms. Simon a ten-year, nonqualified stock option to purchase 300,000 shares of our common stock at a price of $7.00 per share.  The options will vest in three installments of 100,000 shares each on September 1, 2008, 2009 and 2010, subject to Ms. Simon remaining in the continuous employ of the Company through such vesting dates.  Upon termination of Ms. Simon’s employment agreement for any reason other than “cause” (as defined), any options not previously vested shall immediately vest and be exercisable for a period of one year from the date of termination.

In the event of termination of the employment agreement for any reason other than for cause or by reason of Ms. Simon’s death or permanent disability or pursuant to a “change of control” (as defined) of the Company, the Company has agreed to continue to pay Ms. Simon her annual salary for the remainder of the term of the employment agreement, subject to offset for any compensation paid to Ms. Simon in connection with any subsequent reemployment.  If there is a change of control of the Company and Ms. Simon’s employment agreement is terminated for any reason other than for cause or by reason of Ms. Simon’s death or permanent disability, the Company has agreed to pay her a lump-sum amount equal to five times her annual salary under the employment agreement and to continue to provide her with certain employee benefits.

The foregoing is a summary only of the terms and provisions of Ms. Simon’s employment agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Tix Corporation

By:	/s/ Matthew Natalizio
Matthew Natalizio
Chief Financial Officer

Dated: October 2, 2007